Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR FOURTH QUARTER AND FULL YEAR 2022

•Fourth quarter 2022 revenue of $3.0 billion; parts and services organic revenue increased 4.5% (5.9% on a per day basis); annual increase of 5.0% (5.2% on a per day basis)
•Record fourth quarter segment EBITDA margins for Wholesale - North America and Europe of 18.5% (330 basis point increase) and 10.0% (110 basis point increase), respectively
•Fourth quarter 2022 diluted EPS2 of $0.72 (down 11.1%); adjusted diluted EPS1,2 of $0.78 (down 10.3%)
•Higher tax provision than prior guidance lowered fourth quarter 2022 diluted EPS2 and adjusted diluted EPS1,2 by $0.05
•Fourth quarter negative effect of $0.03 from increased interest expense
•Annual diluted EPS2 of $4.11 (up 12.3%); adjusted diluted EPS1,2 of $3.85 (down 2.8%)
•Annual operating cash flow of $1.25 billion; free cash flow1 of $1.0 billion
•Dividend of $0.275 per share approved to be paid in the first quarter of 2023
•Deployed $1.04 billion in 2022 to repurchase 20.5 million shares
•2023 outlook provided

Chicago, IL (February 23, 2023) -- LKQ Corporation (Nasdaq:LKQ) today reported fourth quarter and full year 2022 financial results. “The fourth quarter was a solid operational finish to 2022. Our Wholesale - North America and Europe segments again delivered outstanding organic revenue growth and solid margins, exceeding our expectations for the quarter and year. Importantly, our global teams delivered these results in the midst of rampant inflation, supply chain disruptions, a tight labor market, lower commodity prices, and volatile exchange rates. The execution of our strategy, the resiliency of our business model, and the strength of our balance sheet have the Company well positioned to continue its success and performance in 2023,” noted Dominick Zarcone, President and Chief Executive Officer.
Fourth Quarter and Full Year 2022 Financial Results
Revenue for the fourth quarter of 2022 was $3.0 billion, a decrease of 5.8% as compared to $3.2 billion in the fourth quarter of 2021. On a constant currency basis1, fourth quarter revenue decreased by 0.1%. For the fourth quarter of 2022, parts and services organic revenue increased 4.5% (5.9% on a per day basis), while the net impact of acquisitions and divestitures decreased revenue by 3.1% and foreign exchange rates decreased revenue by 6.1%, for a total parts and services revenue decrease of 4.8%. Other revenue fell 20.1% in the fourth quarter of 2022 primarily due to weaker commodity prices relative to the same period in 2021.
Net income2 for the fourth quarter of 2022 was $193 million as compared to $235 million for the same period in 2021. Diluted earnings per share2 for the quarter was $0.72 as compared to $0.81 for the same period of 2021, a decrease of 11.1%.
On an adjusted basis, net income1,2 in the fourth quarter of 2022 was $209 million as compared to $254 million for the same period of 2021, a decrease of 17.5%. Adjusted diluted earnings per share1,2 for the fourth quarter of 2022 was $0.78 as compared to $0.87 for the same period of 2021, a decrease of 10.3%.
The effective tax rate for the fourth quarter of 2022 was 29.7%, which reflected adjustments to true-up the calculated full year effective rate as well as discrete tax expenses.

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

Revenue for the full year of 2022 was $12.8 billion, a decrease of 2.3% as compared to $13.1 billion for the full year of 2021. On a constant currency basis1, full year 2022 revenue increased by 2.8% to $13.5 billion. For the full year of 2022, parts and services organic revenue increased 5.0% on a reported basis (5.2% on a per day basis), while the net impact of acquisitions and divestitures decreased revenue by 1.2% and foreign exchange rates decreased revenue by 5.5%, for a total parts and services revenue decrease of 1.7%. Other revenue for the full year of 2022 fell 9.2% primarily due to weaker commodity prices relative to 2021.
Net income2 for the full year of 2022 was $1.14 billion as compared to $1.09 billion for the same period in 2021. Diluted earnings per share2 for the full year of 2022 was $4.11 as compared to $3.66 for the same period of 2021, an increase of 12.3%.
On an adjusted basis, net income1,2 for the full year of 2022 was $1.07 billion as compared to $1.18 billion for the same period of 2021, a decrease of 9.4%. Adjusted diluted earnings per share1,2 for the full year of 2022 was $3.85 as compared to $3.96 for the same period of 2021, a decrease of 2.8%.
Cash Flow and Balance Sheet
Cash flow from operations and free cash flow1 were $1.25 billion and $1.0 billion, respectively, for the full year of 2022. As of December 31, 2022, the balance sheet reflected total debt of $2.7 billion, and total leverage, as defined in our credit facility, was 1.5x EBITDA.
Stock Repurchase and Dividend Programs
During the fourth quarter of 2022, the Company invested $152 million to repurchase 3.0 million shares of its common stock. For the year ended December 31, 2022, the Company invested $1.04 billion to repurchase 20.5 million shares. Since initiating the stock repurchase program in late October 2018, the Company has repurchased approximately 55 million shares for a total of $2.4 billion through December 31, 2022. On October 25, 2022, the Board of Directors authorized a $1 billion increase to the existing share repurchase program, which raised the aggregate authorization to $3.5 billion, and extended the duration of the program through October 25, 2025.
On February 21, 2023, the Board of Directors declared a quarterly cash dividend of $0.275 per share of common stock, payable on March 30, 2023, to stockholders of record at the close of business on March 16, 2023.
Other Events
On January 5, 2023, the Company entered into a new credit agreement with several lenders, at which time the prior credit agreement was terminated. The new credit agreement includes an unsecured revolving credit facility of up to a U.S. Dollar equivalent of $2 billion and an unsecured term loan facility of up to $500 million. The revolving credit facility has a maturity date of January 5, 2028, and the term loan has a maturity date of January 5, 2026, each of which maturity dates may be extended for a one-year extension.
2023 Outlook
Rick Galloway, Senior Vice President and Chief Financial Officer, commented: “Our 2023 annual guidance reflects our ongoing commitment of creating long-term value for our stockholders through our operational excellence initiatives of driving profitable growth, implementing ongoing margin enhancement programs, and generating robust levels of free cash flow through disciplined capital spending and active working capital management. As we navigate this period of macro uncertainty and non-operational headwinds, we expect healthy demand for our products and services, solid organic growth and sustained operating momentum across our industry leading business segments.”

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

For 2023, management is anticipating the following outlook:

2023 Full Year Outlook
Organic revenue growth for parts and services	6.0% to 8.0%
Diluted EPS[2]	$3.68 to $3.98
Adjusted diluted EPS[1,2]	$3.90 to $4.20
Operating cash flow	approx. $1.275 billion
Free cash flow[1]	approx. $975 million
Free cash flow conversion of EBITDA[1]	55% to 60%
Our outlook for the full year 2023 is based on current conditions and recent trends, and it assumes a global effective tax rate of 26.3%, the prices of scrap and precious metals hold near the December average, and no further deterioration due to the Ukraine/Russia conflict. We have applied foreign currency exchange rates near January average levels, including $1.08 and $1.22 for the euro and pound sterling, respectively. The outlook assumes a $45 million to $55 million increase in annual interest expense relative to 2022. Changes in these conditions may impact our ability to achieve the estimates. Adjusted figures exclude (to the extent applicable) the impact of restructuring and transaction related expense; amortization expense related to acquired intangibles; excess tax benefits and deficiencies from stock-based payments; losses on debt extinguishment; impairment charges; direct impacts of the Ukraine/Russia conflict (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families) and gains and losses related to acquisitions or divestitures (including changes in the fair value of contingent consideration liabilities).
Non-GAAP Financial Measures
This release contains (and management’s presentation on the related conference call will refer to) non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.
Conference Call Details
LKQ will host a conference call and webcast on February 23, 2023 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the investor conference call, please dial (888) 330-3494. International access to the call may be obtained by dialing (646) 960-0860. The investor conference call will require you to enter conference ID: 5232422#.
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at the Investor Relations section on our website (www.lkqcorp.com).
A replay of the conference call will be available by telephone at (800) 770-2030 or (647) 362-9199 for international calls. The telephone replay will require you to enter conference ID: 5232422#. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through March 10, 2023. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

Forward Looking Statements
Statements and information in this press release and on the related conference call, including our outlook for 2023, as well as remarks by the Chief Executive Officer and other members of management, that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent Quarterly Reports on Form 10-Q, and in our Annual Report on Form 10-K to be filed for the year ended December 31, 2022. These reports are available at the Investor Relations section on our website (www.lkqcorp.com) and on the SEC's website (www.sec.gov).
These factors include the following (not necessarily in order of importance):
•our operating results and financial condition have been and will likely continue to be adversely affected by the COVID-19 pandemic and could be adversely affected by other public health emergencies;
•our operating results and financial condition have been and could continue to be adversely affected by the economic, political and social conditions in North America, Europe, Taiwan and elsewhere, as well as the economic health of vehicle owners and numbers and types of vehicles sold;
•we face competition from local, national, international, and internet-based vehicle products providers, and this competition could negatively affect our business;
•we rely upon our customers and insurance companies to promote the usage of alternative parts;
•intellectual property claims relating to aftermarket products could adversely affect our business;
•if the number of vehicles involved in accidents or being repaired declines, or the mix of the types of vehicles in the overall vehicle population changes, our business could suffer;
•fluctuations in the prices of metals and other commodities could adversely affect our financial results;
•an adverse change in our relationships with our suppliers, disruption to our supply of inventory, or the misconduct, performance failures or negligence of our third party vendors or service providers could increase our expenses, impede our ability to serve our customers, or expose us to liability;
•if we determine that our goodwill or other intangible assets have become impaired, we may incur significant charges to our pre-tax income;
•we could be subject to product liability claims and involved in product recalls;
•we may not be able to successfully acquire new businesses or integrate acquisitions, and we may not be able to successfully divest certain businesses;
•we have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business;
•our senior notes do not impose any limitations on our ability to incur additional debt or protect against certain other types of transactions, and we may incur additional indebtedness under our credit agreement;
•our credit agreement imposes operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities;
•we may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;

•our future capital needs may require that we seek to refinance our debt or obtain additional debt or equity financing, events that could have a negative effect on our business;
•our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;
•repayment of our indebtedness is dependent on cash flow generated by our subsidiaries;
•a downgrade in our credit rating would impact our cost of capital;
•the amount and frequency of our share repurchases and dividend payments may fluctuate;
•existing or new laws and regulations, or changes to enforcement or interpretation of existing laws or regulations, may prohibit, restrict or burden the sale of aftermarket, recycled, refurbished or remanufactured products;
•we are subject to environmental regulations and incur costs relating to environmental matters;
•we may be adversely affected by legal, regulatory or market responses to global climate change;
•our amended and restated bylaws provide that the courts in the State of Delaware are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;
•our effective tax rate could materially increase as a consequence of various factors, including U.S. and/or international tax legislation, applicable interpretations and administrative guidance, our mix of earnings by jurisdiction, and U.S. and foreign jurisdictional audits;
•if significant tariffs or other restrictions are placed on products or materials we import or any related counter-measures are taken by countries to which we export products, our revenue and results of operations may be materially harmed.
•governmental agencies may refuse to grant or renew our operating licenses and permits;
•our employees are important to successfully manage our business and achieve our objectives;
•we operate in foreign jurisdictions, which exposes us to foreign exchange and other risks;
•our business may be adversely affected by union activities and labor and employment laws;
•we rely on information technology and communication systems in critical areas of our operations and a disruption relating to such technology could harm our business;
•the costs of complying with the requirements of laws pertaining to the privacy and security of personal information and the potential liability associated with the failure to comply with such laws could materially adversely affect our business and results of operations;
•business interruptions in our distribution centers or other facilities may affect our operations, the function of our computer systems, and/or the availability and distribution of merchandise, which may affect our business;
•if we experience problems with our fleet of trucks and other vehicles, our business could be harmed;
•we may lose the right to operate at key locations; and
•activist investors could cause us to incur substantial costs, divert management’s attention, and have an adverse effect on our business.

Contact:
Joseph P. Boutross - Vice President, Investor Relations - LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Three Months Ended December 31,
	2022		2021
		% of Revenue (1)		% of Revenue (1)	$ Change	% Change
Revenue	$3,001	100.0%	$3,186	100.0%	$(185)	(5.8)%
Cost of goods sold	1,778	59.2%	1,917	60.1%	(139)	(7.2)%
Gross margin	1,223	40.8%	1,269	39.9%	(46)	(3.7)%
Selling, general and administrative expenses	861	28.7%	920	28.9%	(59)	(6.4)%
Restructuring and transaction related expenses	10	0.4%	4	0.2%	6	n/m
Depreciation and amortization	59	2.0%	65	2.0%	(6)	(9.8)%
Operating income	293	9.8%	280	8.8%	13	4.6%
Other expense (income):
Interest expense	27	0.9%	15	0.5%	12	75.8%
Interest income and other income, net	(6)	(0.2)%	(5)	(0.2)%	(1)	6.2%
Total other expense, net	21	0.7%	10	0.3%	11	121.3%
Income from continuing operations before provision for income taxes	272	9.1%	270	8.5%	2	0.6%
Provision for income taxes	81	2.7%	41	1.3%	40	99.3%
Equity in earnings of unconsolidated subsidiaries	3	0.1%	6	0.2%	(3)	(45.7)%
Income from continuing operations	194	6.5%	235	7.4%	(41)	(17.5)%
Net income from discontinued operations	1	—%	1	—%	—	n/m
Net income	195	6.5%	236	7.4%	(41)	(17.8)%
Less: net income attributable to continuing noncontrolling interest	1	—%	—	—%	1	n/m
Net income attributable to LKQ stockholders	$194	6.5%	$236	7.4%	$(42)	(17.9)%

Basic earnings per share: (2)
Income from continuing operations	$0.73		$0.81		$(0.08)	(9.9)%
Net income from discontinued operations	—		—		—	—%
Net income	0.73		0.82		(0.09)	(11.0)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	—%
Net income attributable to LKQ stockholders	$0.72		$0.82		$(0.10)	(12.2)%

Diluted earnings per share: (2)
Income from continuing operations	$0.72		$0.81		$(0.09)	(11.1)%
Net income from discontinued operations	—		—		—	—%
Net income	0.72		0.81		(0.09)	(11.1)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	—%
Net income attributable to LKQ stockholders	$0.72		$0.81		$(0.09)	(11.1)%

Weighted average common shares outstanding:
Basic	267.8		289.9		(22.1)	(7.6)%
Diluted	268.7		291.0		(22.3)	(7.7)%
(1) The sum of the individual percentage of revenue components may not equal the total due to rounding.
(2) The sum of the individual earnings per share amounts may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Year Ended December 31,
	2022		2021
		% of Revenue (1)		% of Revenue (1)	$ Change	% Change
Revenue	$12,794	100.0%	$13,089	100.0%	$(295)	(2.3)%
Cost of goods sold	7,571	59.2%	7,767	59.3%	(196)	(2.5)%
Gross margin	5,223	40.8%	5,322	40.7%	(99)	(1.9)%
Selling, general and administrative expenses	3,544	27.7%	3,568	27.3%	(24)	(0.7)%
Restructuring and transaction related expenses	20	0.2%	20	0.2%	—	—%
(Gain) on disposal of businesses and impairment of net assets held for sale	(159)	(1.2)%	—	—%	(159)	n/m
Depreciation and amortization	237	1.8%	260	2.0%	(23)	(9.0)%
Operating income	1,581	12.4%	1,474	11.3%	107	7.2%
Other expense (income):
Interest expense	78	0.6%	72	0.6%	6	7.7%
Loss on debt extinguishment	—	—%	24	0.2%	(24)	n/m
Interest income and other income, net	(15)	(0.1)%	(21)	(0.2)%	6	(28.7)%
Total other expense, net	63	0.5%	75	0.6%	(12)	(16.1)%
Income from continuing operations before provision for income taxes	1,518	11.9%	1,399	10.7%	119	8.5%
Provision for income taxes	385	3.0%	331	2.5%	54	16.3%
Equity in earnings of unconsolidated subsidiaries	11	0.1%	23	0.2%	(12)	(51.4)%
Income from continuing operations	1,144	8.9%	1,091	8.3%	53	4.9%
Net income from discontinued operations	6	—%	1	—%	5	n/m
Net income	1,150	9.0%	1,092	8.3%	58	5.3%
Less: net income attributable to continuing noncontrolling interest	1	—%	1	—%	—	n/m
Net income attributable to LKQ stockholders	$1,149	9.0%	$1,091	8.3%	$58	5.3%

Basic earnings per share: (2)
Income from continuing operations	$4.13		$3.68		$0.45	12.2%
Net income from discontinued operations	0.02		—		0.02	n/m
Net income	4.15		3.68		0.47	12.8%
Less: net income attributable to continuing noncontrolling interest	0.01		—		0.01	n/m
Net income attributable to LKQ stockholders	$4.15		$3.68		$0.47	12.8%

Diluted earnings per share: (2)
Income from continuing operations	$4.12		$3.67		$0.45	12.3%
Net income from discontinued operations	0.02		—		0.02	n/m
Net income	4.14		3.67		0.47	12.8%
Less: net income attributable to continuing noncontrolling interest	0.01		—		0.01	n/m
Net income attributable to LKQ stockholders	$4.13		$3.66		$0.47	12.8%

Weighted average common shares outstanding:
Basic	277.1		296.8		(19.7)	(6.6)%
Diluted	278.0		297.7		(19.7)	(6.6)%
(1) The sum of the individual percentage of revenue components may not equal the total due to rounding.
(2) The sum of the individual earnings per share amounts may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In millions, except per share data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$278	$274
Receivables, net	998	1,073
Inventories	2,752	2,611
Prepaid expenses and other current assets	230	296
Total current assets	4,258	4,254
Property, plant and equipment, net	1,236	1,299
Operating lease assets, net	1,227	1,361
Goodwill	4,319	4,540
Other intangibles, net	653	746
Equity method investments	141	181
Other noncurrent assets	204	225
Total assets	$12,038	$12,606
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,339	$1,176
Accrued expenses:
Accrued payroll-related liabilities	218	261
Refund liability	109	107
Other accrued expenses	294	271
Current portion of operating lease liabilities	188	203
Current portion of long-term obligations	34	35
Other current liabilities	89	112
Total current liabilities	2,271	2,165
Long-term operating lease liabilities, excluding current portion	1,091	1,209
Long-term obligations, excluding current portion	2,622	2,777
Deferred income taxes	280	279
Other noncurrent liabilities	283	365
Commitments and contingencies
Redeemable noncontrolling interest	24	24
Stockholders' equity:
Common stock, $0.01 par value, 1,000.0 shares authorized, 322.4 shares issued and 267.3 shares outstanding at December 31, 2022; 321.6 shares issued and 287.0 shares outstanding at December 31, 2021	3	3
Additional paid-in capital	1,506	1,474
Retained earnings	6,656	5,794
Accumulated other comprehensive loss	(323)	(153)
Treasury stock, at cost; 55.1 shares at December 31, 2022 and 34.6 shares at December 31, 2021	(2,389)	(1,346)
Total Company stockholders' equity	5,453	5,772
Noncontrolling interest	14	15
Total stockholders' equity	5,467	5,787
Total liabilities and stockholders' equity	$12,038	$12,606

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,150	$1,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	264	284
(Gain) on disposal of businesses and impairment of net assets held for sale	(159)	—
Stock-based compensation expense	38	34
Loss on debt extinguishment	—	24
Deferred income taxes	6	(27)
Other	(14)	(37)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables, net	(16)	(16)
Inventories	(342)	(235)
Prepaid income taxes/income taxes payable	33	(65)
Accounts payable	269	283
Other operating assets and liabilities	21	30
Net cash provided by operating activities	1,250	1,367
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(222)	(293)
Proceeds from disposals of property, plant and equipment	9	20
Acquisitions, net of cash acquired	(4)	(124)
Proceeds from disposals of businesses	399	7
Other investing activities, net	(10)	(29)
Net cash provided by (used in) investing activities	172	(419)
CASH FLOWS FROM FINANCING ACTIVITIES:
Early-redemption premium	—	(16)
Repayment of Euro Notes (2026)	—	(883)
Borrowings under revolving credit facilities	1,644	5,035
Repayments under revolving credit facilities	(1,675)	(3,717)
Repayments under term loans	—	(324)
Repayments of other debt, net	(17)	(26)
Settlement of derivative instruments, net	—	(89)
Dividends paid to LKQ stockholders	(284)	(73)
Purchase of treasury stock	(1,040)	(877)
Other financing activities, net	(22)	(15)
Net cash used in financing activities	(1,394)	(985)
Effect of exchange rate changes on cash and cash equivalents	(24)	(1)
Net increase (decrease) in cash and cash equivalents	4	(38)
Cash and cash equivalents, beginning of period	274	312
Cash and cash equivalents, end of period	$278	$274

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended December 31,
(In millions)	2022	2021	$ Change	% Change
Wholesale - North America	$1,025	$1,019	$6	0.6%
Europe	1,384	1,488	(104)	(7.0)%
Specialty	364	410	(46)	(11.1)%
Self Service	55	53	2	4.4%
Parts and services	2,828	2,970	(142)	(4.8)%
Wholesale - North America	78	76	2	0.2%
Europe	6	9	(3)	(34.4)%
Self Service	89	131	(42)	(31.4)%
Other	173	216	(43)	(20.1)%
Total	$3,001	$3,186	$(185)	(5.8)%

Revenue changes by category for the three months ended December 31, 2022 vs. 2021:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	10.3%	(9.4)%	(0.4)%	0.6%
Europe	4.6%	0.2%	(11.7)%	(7.0)%
Specialty	(10.6)%	—%	(0.5)%	(11.1)%
Self Service	4.8%	(0.4)%	—%	4.4%
Parts and services	4.5%	(3.1)%	(6.1)%	(4.8)%
Wholesale - North America	0.1%	—%	—%	0.2%
Europe	(18.9)%	—%	(15.5)%	(34.4)%
Self Service	(20.5)%	(10.8)%	—%	(31.4)%
Other	(13.0)%	(6.5)%	(0.6)%	(20.1)%
Total	3.3%	(3.4)%	(5.7)%	(5.8)%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited tables compare certain third party revenue categories:

	Year Ended December 31,
(In millions)	2022	2021	$ Change	% Change
Wholesale - North America	$4,207	$4,037	$170	4.2%
Europe	5,711	6,033	(322)	(5.3)%
Specialty	1,788	1,864	(76)	(4.1)%
Self Service	227	207	20	9.8%
Parts and services	11,933	12,141	(208)	(1.7)%
Wholesale - North America	349	339	10	2.8%
Europe	24	29	(5)	(18.0)%
Self Service	488	580	(92)	(15.8)%
Other	861	948	(87)	(9.2)%
Total	$12,794	$13,089	$(295)	(2.3)%

Revenue changes by category for the year ended December 31, 2022 vs. 2021:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	11.4%	(7.0)%	(0.2)%	4.2%
Europe	5.1%	0.4%	(10.8)%	(5.3)%
Specialty	(9.9)%	6.1%	(0.3)%	(4.1)%
Self Service	9.9%	(0.1)%	—%	9.8%
Parts and services	5.0%	(1.2)%	(5.5)%	(1.7)%
Wholesale - North America	2.5%	0.4%	(0.1)%	2.8%
Europe	(6.1)%	—%	(11.9)%	(18.0)%
Self Service	(13.4)%	(2.4)%	—%	(15.8)%
Other	(7.5)%	(1.3)%	(0.4)%	(9.2)%
Total	4.1%	(1.2)%	(5.1)%	(2.3)%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table reconciles revenue and revenue growth for parts & services and total revenue to constant currency revenue and revenue growth for the same measures:

	Three Months Ended December 31, 2022		Year Ended December 31, 2022
(In millions)	Consolidated	Europe	Consolidated	Europe
Parts & Services
Revenue as reported	$2,828	$1,384	$11,933	$5,711
Less: Currency impact	(181)	(175)	(664)	(651)
Revenue at constant currency	$3,009	$1,559	$12,597	$6,362

Total
Revenue as reported	$3,001		$12,794
Less: Currency impact	(182)		(668)
Revenue at constant currency	$3,183		$13,462

	Three Months Ended December 31, 2022		Year Ended December 31, 2022
	Consolidated	Europe	Consolidated	Europe
Parts & Services
Revenue growth as reported	(4.8)%	(7.0)%	(1.7)%	(5.3)%
Less: Currency impact	(6.1)%	(11.7)%	(5.5)%	(10.8)%
Revenue growth at constant currency	1.3%	4.7%	3.8%	5.5%

Total
Revenue growth as reported	(5.8)%		(2.3)%
Less: Currency impact	(5.7)%		(5.1)%
Revenue growth at constant currency	(0.1)%		2.8%

We have presented our revenue and the growth rate on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency revenue information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance, as this statistic removes the translation impact of exchange rate fluctuations, which are outside of our control and do not reflect our operational performance. Constant currency revenue results are calculated by translating prior year revenue in local currency using the current year's currency conversion rate. This non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. In addition, not all companies that report revenue growth on a constant currency basis calculate such measure in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
(In millions)		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Revenue
Wholesale - North America	$1,102		$1,097		$4,556		$4,379
Europe	1,390		1,497		5,735		6,062
Specialty	365		410		1,791		1,867
Self Service	144		184		715		787
Eliminations	—		(2)		(3)		(6)
Total revenue	$3,001		$3,186		$12,794		$13,089
Segment EBITDA
Wholesale - North America	$204	18.5%	$166	15.2%	$852	18.7%	$769	17.6%
Europe	139	10.0%	134	8.9%	585	10.2%	618	10.2%
Specialty	23	6.2%	30	7.5%	199	11.1%	223	12.0%
Self Service	7	5.2%	27	14.6%	83	11.7%	175	22.3%
Total Segment EBITDA	$373	12.4%	$357	11.2%	$1,719	13.4%	$1,785	13.6%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as EBITDA excluding restructuring and transaction related expenses (which includes restructuring expenses recorded in Cost of goods sold); change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families). EBITDA, which is the basis for Segment EBITDA, is calculated as net income attributable to LKQ stockholders excluding discontinued operations, depreciation, amortization, interest (which includes gains and losses on debt extinguishment) and income tax expense. Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to EBITDA and Segment EBITDA.

The following unaudited table reconciles Net Income to EBITDA and Segment EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
Net income	$195	$236	$1,150	$1,092
Less: net income attributable to continuing noncontrolling interest	1	—	1	1
Net income attributable to LKQ stockholders	194	236	1,149	1,091
Subtract:
Net income from discontinued operations	1	1	6	1
Net income from continuing operations attributable to LKQ stockholders	193	235	1,143	1,090
Add:
Depreciation and amortization - SG&A	59	65	237	260
Depreciation and amortization - cost of goods sold	8	7	27	23
Depreciation and amortization - restructuring expenses (1)	—	—	—	1
Interest expense, net of interest income	24	14	70	70
Loss on debt extinguishment	—	—	—	24
Provision for income taxes	81	41	385	331
EBITDA	365	362	1,862	1,799
Subtract:
Equity in earnings of unconsolidated subsidiaries	3	6	11	23
Equity investment fair value adjustments	(2)	3	(5)	11
Add:
Restructuring and transaction related expenses (1)	10	4	20	19
(Gain) on disposal of businesses and impairment of net assets held for sale	—	—	(159)	—
Change in fair value of contingent consideration liabilities	—	—	—	1
Gains on previously held equity interests	—	—	(1)	—
Direct impacts of Ukraine/Russia conflict (2)	(1)	—	3	—
Segment EBITDA	$373	$357	$1,719	$1,785

Net income from continuing operations attributable to LKQ stockholders as a percentage of revenue	6.5%	7.4%	8.9%	8.3%
EBITDA as a percentage of revenue	12.2%	11.4%	14.6%	13.7%
Segment EBITDA as a percentage of revenue	12.4%	11.2%	13.4%	13.6%
Note: In the table above, the sum of the individual amounts may not equal the total due to rounding.

(1) The sum of these two captions represents the total amount that is reported in Restructuring and transaction related expenses in our Unaudited Consolidated Statements of Income.
(2) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our operating performance and the value of our business. We calculate EBITDA as net income attributable to LKQ stockholders excluding discontinued operations, depreciation, amortization, interest (which includes gains and losses on debt extinguishment) and income tax expense. We believe EBITDA provides insight into our profitability trends and allows management and investors to analyze our operating results with the impact of continuing noncontrolling interest and without the impact of discontinued operations, depreciation, amortization, interest (which includes gains and losses on debt extinguishment) and income tax expense. We believe EBITDA is used by investors, securities analysts and other interested parties in evaluating the operating performance and the value of other companies, many of which present EBITDA when reporting their results.

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as EBITDA excluding restructuring and transaction related expenses (which includes restructuring expenses recorded in Cost of goods sold); change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families). Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue.

EBITDA and Segment EBITDA should not be construed as alternatives to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report EBITDA or Segment EBITDA information calculate EBITDA or Segment EBITDA in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Net Income and Diluted Earnings per Share to Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, respectively:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2022	2021	2022	2021
Net income	$195	$236	$1,150	$1,092
Less: net income attributable to continuing noncontrolling interest	1	—	1	1
Net income attributable to LKQ stockholders	194	236	1,149	1,091
Subtract:
Net income from discontinued operations	1	1	6	1
Net income from continuing operations attributable to LKQ stockholders	193	235	1,143	1,090
Adjustments - continuing operations attributable to LKQ stockholders:
Amortization of acquired intangibles	16	19	64	78
Restructuring and transaction related expenses	10	4	20	20
Gains on previously held equity interests	—	—	(1)	—
Change in fair value of contingent consideration liabilities	—	—	—	1
Loss on debt extinguishment	—	—	—	24
Direct impacts of Ukraine/Russia conflict (1)	(1)	—	3	—
(Gain) on disposal of businesses and impairment of net assets held for sale	—	—	(159)	—
Excess tax benefit from stock-based payments	—	—	(3)	(2)
Tax effect of adjustments	(9)	(4)	2	(31)
Adjusted net income from continuing operations attributable to LKQ stockholders	$209	$254	$1,069	$1,180

Weighted average diluted common shares outstanding	268.7	291.0	278.0	297.7

Diluted earnings per share from continuing operations attributable to LKQ stockholders:
Reported	$0.72	$0.81	$4.11	$3.66
Adjusted	$0.78	$0.87	$3.85	$3.96
(1) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing our historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders as Net Income and Diluted Earnings per Share adjusted to eliminate the impact of continuing noncontrolling interest, discontinued operations, restructuring and transaction related expenses, amortization expense related to all acquired intangible assets, gains and losses on debt extinguishment, the change in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures, impairment charges, direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families), excess tax benefits and deficiencies from stock-based payments and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount and frequency of costs related to transactions, management believes that these costs are not normal operating expenses and should be adjusted in our calculation of Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders. Our

adjustment of the amortization of all acquisition-related intangible assets does not exclude the amortization of other assets, which represents expense that is directly attributable to ongoing operations. Management believes that the adjustment relating to amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. The acquired intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders should not be construed as alternatives to Net Income or Diluted Earnings per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Income and Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders to Forecasted Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, respectively:

	Forecasted
	Fiscal Year 2023
(In millions, except per share data)	Minimum Outlook	Maximum Outlook
Net income from continuing operations attributable to LKQ stockholders	$989	$1,070
Adjustments:
Amortization of acquired intangibles	58	58
Restructuring and transaction related expenses	24	24
Tax effect of adjustments	(22)	(22)
Adjusted net income from continuing operations attributable to LKQ stockholders	$1,049	$1,130

Weighted average diluted common shares outstanding	269.0	269.0

Diluted EPS from continuing operations attributable to LKQ stockholders:
U.S. GAAP	$3.68	$3.98
Non-GAAP (Adjusted)	$3.90	$4.20

We have presented forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders in our financial outlook. Refer to the discussion of Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders for details on the calculation of these non-GAAP financial measures. In the calculation of forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, we included estimates of net income from continuing operations attributable to LKQ stockholders, amortization of acquired intangibles for the full fiscal year 2023, restructuring and transaction related expenses under previously announced plans, and the related tax effect; we did not estimate amounts for any other components of the calculation for the year ending December 31, 2023.

The following unaudited table reconciles Net Cash Provided by Operating Activities to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
Net cash provided by operating activities	$240	$5	$1,250	$1,367
Less: purchases of property, plant and equipment	74	160	222	293
Free cash flow	$166	$(155)	$1,028	$1,074

We have presented free cash flow solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity. We calculate free cash flow as net cash provided by operating activities, less purchases of property, plant and equipment. We believe free cash flow provides insight into our liquidity and provides useful information to management and investors concerning our cash flow available to meet future debt service obligations and working capital requirements, make strategic acquisitions, pay dividends and repurchase stock. We believe free cash flow is used by investors, securities analysts and other interested parties in evaluating the liquidity of other companies, many of which present free cash flow when reporting their results. This financial measure is included in the metrics used to determine incentive compensation for our senior management. Free cash flow should not be construed as an alternative to net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report free cash flow information calculate free cash flow in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for liquidity relative to other companies.

The following unaudited table reconciles Forecasted Net Cash Provided by Operating Activities to Forecasted Free Cash Flow:

Forecasted
Fiscal Year 2023
(In millions)	Outlook
Net cash provided by operating activities	$1,275
Less: purchases of property, plant and equipment	300
Free cash flow	$975

We have presented forecasted free cash flow in our financial outlook. Refer to the paragraph above for details on the calculation of free cash flow.

The following unaudited table reconciles Total Debt to Net Debt:

(In millions)	December 31, 2022	December 31, 2021
Current portion of long-term obligations	$34	$35
Long-term obligations, excluding current portion	2,622	2,777
Total debt, net of debt issuance costs	2,656	2,812
Add: Debt issuance costs	6	12
Total debt	2,662	2,824
Less: Cash and cash equivalents	278	274
Net debt	$2,384	$2,550

We have presented net debt solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity and financial position. We calculate net debt as total debt less cash and cash equivalents. We believe net debt provides insight into our liquidity and provides useful information to management and investors concerning our financial position. We believe net debt is used by investors, securities analysts and other interested parties in evaluating the liquidity and financial position of other companies, many of which present net debt when reporting their results. Net debt should not be construed as an alternative to total debt, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report net debt information calculate net debt in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.